UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Whitestone REIT

(Exact name of registrant as specified in its charter)

Maryland	76-0594970
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2600 South Gessner, Suite 500 Houston, Texas	77063
(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1. Description of Registrant’s Securities to be Registered.

On May 14, 2020, the Board of Trustees of Whitestone REIT (the “Company”) declared a dividend of one preferred share purchase right (a “Right”) for each common share of beneficial interest, par value $0.001 per share, of the Company (the “Common Shares”). The dividend is payable on May 26, 2020 (the “Record Date”), to the holders of record of Common Shares as of 5:00 P.M., New York City time, on the Record Date. In connection with the distribution of the Rights, the Company has entered into a Rights Agreement (as the same may be amended from time to time, the “Rights Agreement”), dated as of May 14, 2020, with American Stock Transfer and Trust, LLC, as rights agent. Each Right entitles the registered holder to purchase from the Company one one-thousandth (a “Unit”) of a Series A Preferred Share, par value $0.001 per share , of the Company at a purchase price of $30.00 per Unit, subject to adjustment.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement and the Articles Supplementary for the Series A Preferred Shares (the “Articles Supplementary”), which are attached hereto as Exhibits 4.1 and 3.1, respectively, and incorporated herein by reference. The Articles Supplementary will be filed by the Company with the State Department of Assessments and Taxation of Maryland. The description of the Rights is incorporated herein by reference to the description of the Rights set forth under Item 1.01 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 15, 2020, and is qualified in its entirety by reference to the full text of the Rights Agreement and Articles Supplementary.

Item 2. Exhibits

Exhibit No.	Description

3.1	Articles Supplementary for Series A Preferred Shares (previously filed and incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on May 15, 2020).
4.1
Rights Agreement, dated May 14, 2020, between Whitestone REIT and American Stock Transfer Trust, LLC, as Rights Agent (previously filed and incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed on May 15, 2020).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, on this 15th day of May, 2020.

Whitestone REIT

By:	/s/ David K. Holeman
David K. Holeman
Chief Financial Officer